MASTER AGREEMENT


                              Terms and Conditions
                            Cash Management Services

                                            Company Name:  Twentieth Century
                                            Master Agreement Number:  44-0619208


         COMMERCE BANK, N.A. ("Bank")

         Twentieth Century Services, Inc. ("Company")

         Introduction. Bank shall perform Services described in separate Service Agreements and corresponding Service Manuals in accordance with this Master Agreement and the respective Service Agreements and Service Manuals. Banks may utilize outside service providers and agents in the performance of all or any of the Services. If the terms of any of the Service Agreements and/or Service Manuals conflict with this Master Agreement, this Master Agreement shall control.

         1. Company's Records and Media. The Company will provide to the Bank all records and data processing media necessary to perform the Service. The records will be legible, correct, complete and in the format specified in the Service Agreements, Service Manuals and any related schedules. The records will contain totals and proof information satisfactory to the Bank. All data processing media supplied by the company; must be specified by, or acceptable to, the Bank. Checks must be MICR encoded in accordance with the Bank's specifications.

         When any Service Agreement is terminated, the Company will instruct the Bank in writing within sixty (60) days whether the Bank should return or destroy any data processing media furnished by the Company and any records produced as a part of terminated Services. If the company does not instruct the Bank within such sixty (60) day period, the Bank may destroy or return any such materials, and shall have no liability to the company or any third party if such materials are destroyed or otherwise not retained.

         All specifications, tapes or other media, programs and procedures owned by the Bank or its service providers in connection with the performance of the Services, will be and remain the sole property of the Bank. The Company will return such materials tot he Bank promptly upon request, and shall be responsible for any damage to any such materials incurred in shipping and usage other than normal wear and tear.

         2. Company Failure to Furnish Satisfactory Records and Media. The Bank's performance of Services is subject to the Bank's receipt of timely, accurate and complete data for each Service, in form and on media specified by, or acceptable to the Bank. If any of these requirements are not met by the Company:

         a. The Bank shall no longer be bound by the applicable production and delivery schedules; and

         b.       The Bank shall be authorized  to produce and deliver  whatever
                  portion  of  the   Services   can  be   performed   under  the
                  circumstances.

         In addition to the foregoing, the Company shall compensate the Bank at the Bank's then current rates for the time and materials for converting data from nonstandard form to standard form, or for completing missing data.

         3. Company's Duty to Inspect. The Company shall be responsible for inspecting the work product for all Services performed, when received, and for notifying the Bank immediately upon the discovery of any errors. The Company must notify the Bank within a reasonable time after receipt of the material containing any error, or of a report or statement reflecting any error, and in any event, within the time periods specified in the applicable Service Manuals. Except to the extent otherwise provided by applicable law or this Agreement, failure to notify the Bank of errors within the applicable time period will relieve the Bank of any and all responsibility and liability relating thereto.

         4. Limitation of Liability. Except to the extent otherwise provided by applicable law, the Bank's liability will be limited as set forth herein. The Bank's liability shall be limited to actual damages sustained by the Company and only to the extent such damages are a direct result of the Bank's failure to act in good faith and exercise ordinary care (as measured by the standard of care as set forth in Section 12 below). The Bank shall not be liable for any act or omission of th3 Company or any third party. Each Service Agreement shall constitute a contract solely between the Bank and the Company, and the Bank shall have no liability thereunder to any third party, or for any charges imposed by any third party, EXCEPT TO THE EXTENT OTHERWISE LIMITED BY APPLICABLE LAW, IN NO EVENT SHALL THE BANK BE LAIBLE FOR SPECIAL, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL LOSS OR DAMAGE OF ANY KIND, INCLUDING LSOT PROFITS (WHETHER OR NOT THE BANK HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSS OR DAMAGE.)

         For transfers governed under Article 4A of the Uniform Commercial Code, the Bank will compensate the Company, to the extent required by applicable law, for the Company's loss of interest on funds as a direct result of the Bank's failure to comply with such law in executing a transfer, such compensation shall be based upon the Fed Funds Rate at the Federal Reserve Bank of New York in effect at the time of the claimed loss of interest (as determined by the Bank in its reasonable discretion). Except to the extent otherwise provided by applicable law or this Agreement, the Bank shall not be liable for the Company's attorney's fees in connection with any claim for loss of interest, or otherwise.

         5. Fees. The Company shall compensate the Bank for the Services in accordance with the Bank's fee schedules in effect from time to time. The Bank may amend the fee schedules at any time and will endeavor to give written notice thirty (30) days in advance, to the Company of changes in fee schedules relating to Services then being performed for the Company. If acceptable to the Bank, fees may be payable through the maintenance by the Company of required compensating collected balances in specified account(s) of the Company; the compensation collected balance requirements will be measured by Bank's standard "analysis" of the Company's specified account(s). In the alternative, Bank may bill the Company for fees, by invoice. Each invoice shall be due and payable within sixty (60) days of the date of invoice.

         In addition to the fees to be paid by the Company, the Company agrees to pay all sales, use or other taxes applicable to the Services provided hereunder, excluding, however, taxes based upon the Bank's net income.

         6. Overdrafts; Set-off. In the event any actions by the Company should result in an overdraft in any of its accounts, the Company shall be responsible for immediately covering the overdraft (with immediately available funds), together with interest thereon at a per annum rate equal to two percent (2%) in excess of the Bank's published prime Rate. Notwithstanding the foregoing, Bank shall no duty or obligation to honor or effect any transfer which will result in an overdraft in any of Company's accounts.

         7. Credit Limits; Documentation. In the event the Services selected by the Company and to be performed by the Bank may result in credit exposure to the Bank, the Bank may limit the Company's transaction volume of dollar amount and refuse to execute transactions that exceed any such limit. The Company shall, upon request by the Bank from time to time, provide to the Bank financial information and statements and such other documentation as the Bank determines to be reasonably necessary or appropriate to enable the Bank to evaluate its credit exposure and the Company's credit worthiness. The Company shall provide to the Bank, as the Bank may request from time to time, such documentation (such as resolutions, incumbency certificates, authorizations, agreements and other documents) relating to (without limitation) the Company's authority to contract for the Services and/or the Company's establishment of any deposit accounts.

         8. Security Procedures. If the Services involve the establishment of security procedures to be implemented and followed by Company, the Company agrees that is shall be solely responsible to assure that such security procedures are followed, as they may be amended from time to time. If such security procedures are breached or violated, the Company agrees to immediately notify Bank of any such breach or violation. THE COMPANY ACKNOWLEDGES THAT IT HAS REVIEWED ALL APPLICABLE COMPANY SECURITY PROCEDURES AND HAS DETERMINED, AS OF THE DATE HEROF, THAT THOSE PROCEDURES ARE COMEMRCIALLY REASONABALE. THE COMPANY ALSO AGREES THAT ITS EXECUTION OF ANY SERVICE AGAREEMENS IN THE FUTURE WILL CONSTITUTE ITS ACKNOWLEDGMENET THAT ALL COMPANY SECURITY PROCEDURES APPLCIABLE TO THE RESPECTIVE SERVICES ARE COMMERCIALLY REASONABLE. This
         Section 8 shall survive termination of all Service Agreements.

         9. Indemnity. The Company shall indemnify and hold the Bank harmless from any and all claims, damages, losses, liabilities, costs and expenses, including reasonable attorney's fees, which result from any breach of a Service Agreement or this Master Agreement by the Company, or which relate in any manner to the Services performed under this Maser Agreement and the respective Service Agreements and Service Manuals, except to the extent arising from the Bank's failure to perform Services in accordance with the standard of care a set forth in
         Section 12 below.

         Bank hereby represents and warrants: (a) that Bank owns all Bank-provided software, or has the authority to license the software as provided in the Agreement; and (b) that the software does not now and will not infringe any United States patent, copyright, trade secret or other proprietary right of any third party. Bank, at its expense, hereby agrees to indemnify and hold harmless Company, and defend any actin brought against Company with respect to any claim, demand, cause of action, cost, loss, damage, expense (including reasonable attorneys' fees) or liability, arising from or based in any respect on a claim by any third party that Company's use of any Bank-provided software or documentation infringe, violate or in any manner contravene, breach or constitute an unauthorized use of misappropriation of any patent, copyright, license, trade secret or other property or proprietary right.

         10. Term. Each Service Agreement shall continue until terminated by either party upon thirty (30) days prior written notice; provided, however, each Service Agreement shall automatically terminate without notice (i) upon the filing by or against the Company of any bankruptcy petition for the appointment of a receiver, or upon the filing of any other action alleging, or if a determination is made, that the Company is insolvent, (ii) in the event that the Company's designated accounts with the Bank are closed, (iii) u0pon termination of a third party contract which is necessary for the performance of the Services, or
         (iv) if either the Bank or the Company is hereafter prohibited by law from performing or contracting for the Services. The Bank may also terminate any Service Agreement immediately with or without notice if the Bank determines that the Company has failed to maintain a financial condition deemed necessary by the Bank, or in the event of a material breach by the company of any agreement between the Company; and the Bank.

         11. Force Majeure. Neither party shall bear any responsibility for non-performance of any Services caused by, or relating to, an event beyond the applicable party's control, including, without limitation, fire, casualty, breakdown in equipment of failure of telecommunications or data processing services, sabotage, labor shortage, lockout, strike, unavoidable accident, acts of God, riot, war or the enactment, issuance or operation of any adverse governmental law, ruling, regulation, order or decree, or an emergency or catastrophe that prevents or materially interferes with the such party's normal operations. .

         12. Standard of Care. Bank will exercise reasonable care to select and use facilities, equipment, personnel and third party service providers in connection with the activities to be performed under the respective Service Agreements and this Master Agreement, with the same care as it exercises in the conduct of its own banking operations. Bank shall exercise reasonable care in performing its duties and obligations under the Service Agreements.

         13. Facsimile Signature. If the Company at any time authorizes or permits utilization of a facsimile signature for any "authorized signature", the Bank shall be entitled to honor and charge the Company for all checks and other orders for payment of money so signed, regardless of by whom or what means the purported or actual facsimile signature may have been affixed thereto, is such orders are drawn in the Company's name. Company agrees that all previous, present and future authorizations shall continue in full force and effect until Bank is advised din writing to the contrary and until Bank shall have had a reasonable opportunity to at upon such advise.

         14. Check Retention. If the Company chooses to have the Bank retain copies of its paid checks, Company agrees not to make any claim against the Bank arising out of the authorized destruction of the original check, or the clarity of legibility of any copy that the Bank provides.

         15. Business Purpose. The Company agrees that the Services to be performed by the Bank will be sued by the Company solely for business or commercial purposes and not for personal, family, or household purposes.

         16. Severability. If any provision of this Master Agreement or any Service Agreement shall be determined by a court of competent jurisdiction to be void or unenforceable as written, the affected provision shall be interpreted so as to achieve, to the extent permitted by applicable law, the purposes intended under the original provision, and the remaining provisions of the Service Agreements and this Master Agreement shall continue in full force and effect as modified.

         17. Headings; Complete Agreement. Headings are used for reference purposes only and shall not be deemed a part of these Terms and Conditions. The parties hereto acknowledge that each has read the Service Agreements and this Master Agreement, understands them, and agrees to be bound by the respective terms thereof. The parties further agree that the Service Agreements, the Service Manuals and this Master Agreement, and any written modifications made to any of the foregoing, and the applicable deposit account agreements, shall constitute the complete and exclusive expression of the agreements between the parties, and shall specifically supersede all other proposals (whether oral or written), understandings, representations, conditions, warranties, covenants, and all other communications between the parties relating to the subject matter of all of the foregoing.

         18. Amendments; Assignments. The Bank may amend this Maser Agreement, any Service Agreement and/or Service Manual at any time. Unless a greater period is otherwise required by applicable law, the Bank will use reasonable efforts to provide notice to the Company, at least (30) days before the effective date, of any amendment which in the reasonable opinion of Bank will materially alter the terms of this Master Agreement, any Service Agreement and/or Service Manual. Company may not assign any Service Agreement or any of its rights or duties hereunder or thereunder to any person or entity without Bank's prior written consent (which consent will not be unreasonably withheld or delayed), and any attempted assignment without such consent shall be null and void.

         19. Notices. All notices required or permitted to be given hereunder shall be effective when received if hand delivered or sent by telecopier, or when deposited in the United States Mail, first class postage prepaid, and addressed to the respective parties at the addresses set forth below the respective signature lines contained herein, or to such other address as either party shall have specified in writing to the other.

         20. Binding Agreement; Benefit. This Master Agreement shall be binding upon and inure to the benefit of, and shall be enforceable exclusively by and for the exclusive benefit of, the parties hereto and their respective legal representatives, permitted successors and permitted assigns.

         21. Waiver of Jury Trial. COMPANY AND BANK HEREBY WAIVE THE RIGHT TO A TRIAL BY JURY ON ANY MATTERS ARISING OUT OF THIS MASTER AGREEMENT OR THE TRANSACTINS CONTEMPLETED HEREIN, IN THE SERVICE AGREEMENTS AND IN THE SERVICE MANUALS.

         22. Governing Law. This Master Agreement and the Service Agreements shall be governed by, and interpreted in accordance with, the laws of the State of Missouri.

         Twentieth Century Services, Inc.
         --------------------------------      ---------------------------------
                    Company                            Commerce Bank, N.A

          By: /s/ Mary Anne Roepke              By:   /s/ Teresa Rouse
              Maryanne Roepke 8/29/96                 Teresa Rouse 1/22/97
          Title: Vice President & Treasurer     Title:  Senior Vice President


          Address for notice:                   Address for notice:
                --------------                        Commerce Bank, N.A.
                --------------                        Corporate Services
                --------------                        P.O. Box 419248
                --------------                        Kansas City, MO 64141-6248

                               Commerce Bank, N.A.
                             The Cash Sweep Program
                             Sweep Service Agreement

I have received and reviewed the Goldman Sachs & Co. prospectus of the Financial Square Trust Fund and appoint you, Commerce Bank, N.A. to implement a cash management program whereby you will purchase service units in the Portfolio for me [and the accompanying investment (purchase and redemption) requirements]. I understand that you will purchase such units with funds which I may deliver to you for such purpose, provided I maintain in my depository account with you (the "Account") a minimum balance which shall be determined from time to time. As my agent, you are also authorized and directed to purchase units in the Portfolio with any cash balances remaining in my Account at the end of every business day in excess of the minimum balance.

I understand that such cash balances in excess of the minimum balance will either be invested directly at the end of every business day in units in the Portfolio or will be swept into an omnibus account of the Bank which account, at the beginning of the following business day, will invest such cash balances directly in units in the Portfolio and that such units, when purchased, will be allocated directly to the Account.

You are authorized to hold these units as unitholder of record and nominee for my sole benefit and you are to maintain appropriate records of units purchased, earnings on units held and units redeemed. Dividends on Portfolio units will be reinvested in additional units. An accurate monthly statement showing all income and principal cash received or disbursed by the Account during the period covered shall be furnished.

You shall use "best efforts", as that term is understood in the investment community, to invest all cash balances in excess of the minimum balance in Portfolio units until you receive notice of any changes in this authorization. Units held are to be redeemed as promptly as practicable and the cash received for such redemptions credited to the Account whenever such cash is needed for other uses as directed by me, to cover outstanding and unpaid checks drawn the Account or to cover cash management fees and expense reimbursements charged to the Account as described below. I Agree that I will not draw checks on my deposit account in a fashion that will create an overdraft that will be used for the purpose of buying, carrying or trading securities, or buying or carrying any part of an investment contract security or obtaining such overdraft to repay debt incurred for such purposes. I understand that the Bank shall immediately obtain a security interest in the Portfolio units upon the occurrence of and to the extent necessary to cover the amount of any overdraft incurred in the Account for such period of time as said overdraft remains outstanding. The Bank, in its sole discretion, alternatively may withhold from payment any outstanding and unpaid check drawn on the Account until finds sufficient to cover such outstanding and unpaid check have been credited to the Account as a result of cash received from the redemption of Portfolio units.

This Agreement shall continue until you receive written notice of my revocation or until you advise me that you do not wish to continue this service. Upon revocation or termination, all Portfolio units then held shall be promptly redeemed for cash and the proceeds delivered to my Account or to me after payment of outstanding check or service fees, if any, as I may designate.

I understand that your responsibility is limited to the exercise of due care and diligence in the custody of the assets you hold hereunder and in acting pursuant to this Agreement. In no event, however, shall you be liable in any respect except for negligence or willful breach of duties and in no event for losses due to investment selection. I understand that Portfolio units are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency and do not constitute obligations of the Bank, but that the Bank acts solely as agent for me in purchasing units.

I shall be responsible for all expenses, taxes, or other charges or liabilities incurred by you in connection with the Account, and you are authorized to charge my Account accordingly. You are authorized to supply information or to sign, as my agent, documents required by any tax laws or other laws or regulations. In addition, I expressly authorize you or your designee to act upon voice, telegram, cablegram and radio messages received by you purporting to be sent by me or by any dully authorized agent although bearing no test or other form of confirmation. I assume all risk which may result from any action taken by you or your designee in good faith in reliance on such communications.

I also acknowledge that fees will be paid monthly by the Portfolio and Goldman Sachs Asset Management to the Bank as disclosed in the Portfolio prospectus.

This Agreement is governed by the laws of the State of Missouri.

I am completing the attached new account information form to facilitate the establishment of this account.

Please confirm this authorization and direction with respect to the funds delivered herein. This Agreement will be effective upon confirmation by you.

Signatures:
1. /s/ Maryanne Roepke
   Maryanne Roepke

2./s/-----------------
  --------------------

Accepted this day of ----- 199

Commerce Bank, N.A.

By:/s/ Carolyn M. Fitzgerald
   Carolyn M. Fitzgerald

Account # ---------------------------